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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the USI, Inc. Registration Statement on Amendment No. 2 to Form S-4 and related Joint Proxy Statement/Prospectus (Registration No. 333-47101) for the registration of shares to be issued in connection with the merger among USI, Inc., U.S. Industries, Inc. and Zurn Industries, Inc. and to the incorporation by reference therein of our report dated November 17, 1997, with respect to the consolidated/combined financial statements and schedule of U.S. Industries, Inc. included in its Annual Report on Amended Form 10-K for the year ended September 30, 1997, filed with the Securities and Exchange Commission.

                                                               ERNST & YOUNG LLP

New York, New York
May 8, 1998